For more information, please contact:
                                                                  David W. Kloos
                                                         Chief Financial Officer
                                                                  (303) 595-9898
                                                               [GRAPHIC OMITTED]



                 MATRIX BANCORP ANNOUNCES THIRD QUARTER EARNINGS

November 4, 2004
Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported net income of $7.1 million for the quarter ended September 30, 2004, or $1.09 per basic and $1.07 per diluted share, as compared to a net loss of $(2.0) million, or $(0.31) per basic and diluted share for the quarter ended September 30, 2003. Net income for the quarter ended September 30, 2004 was positively impacted by the sale of a majority interest in Matrix Asset Management, the real estate disposition services subsidiary, that was announced on September 13, 2004. This sale resulted in an after tax gain of $8.2 million, or $1.23 per diluted share. Partially offsetting the impact of this transaction was an approximate $3.0 million litigation accrual at Matrix Capital Bank due to an agreement in principal reached with the Bankruptcy Trustee of a former customer related to the claims of preferential payments to Matrix Bank, a $500 thousand impairment charge against our investment in mortgage servicing rights, and a $650 thousand write-off of deferred issuance costs related to the partial redemption of trust preferred securities. The combination of the three items resulted in an approximate after-tax charge of $(2.5) million, or $(0.38) per diluted share. Net income for the quarter ended September 30, 2003 consisted of income from continuing operations of $320 thousand, or $0.05 per basic and diluted share, and a loss from discontinued operations of $(2.4) million, or $(0.36) per basic and diluted share, reflecting the loss on the sale of the production platform of Matrix Financial Services Corporation.

Net income for the nine months ended September 30, 2004 totals $12.3 million, or $1.88 per basic and $1.85 per diluted share, as compared to $1.3 million, or $0.20 per basic and diluted share for the nine months ended September 30, 2003. The net income for the nine months ended September 30, 2004 consists of income from continuing operations of $12.1 million, or $1.86 per basic and $1.83 per diluted share, and income from discontinued operations of $140 thousand, or $0.02 per basic and diluted share. The net income for the nine months ended September 30, 2003 consisted of a loss from continuing operations of $(1.6) million, or $(0.25) per basic and diluted share, and income from discontinued operations of $2.9 million, or $0.45 per basic and diluted share. Discontinued operations in the attached financial statements for all periods presented include the results of the wholesale production platform at Matrix Financial
Services Corporation, which was sold in the third quarter of 2003. The earnings from discontinued operations in the nine months ended September 30, 2004 reflect a premium payment of approximately $230 thousand the Company earned which ceased effective February 2004, pursuant to the terms of the sale.

The Company's assets totaled $1.88 billion on September 30, 2004, as compared to $1.72 billion at December 31, 2003. The increase is primarily due to purchases of loan portfolios and investment securities at Matrix Bank, which was funded primarily by FHLBank borrowings. Loans receivable increased $76.9 million, as compared to December 31, 2003, to $1.42 billion at September 30, 2004. The increase during the first nine months of 2004 is due to the purchase of primarily single-family mortgage loan portfolios and origination of multi-family loans at Matrix Bank, offset partially by loans included in the sale of the Las Cruces branches of Matrix Bank in the second quarter of 2004, and repayments of mortgage loans at Matrix Bank and Matrix Financial. Investment securities increased $84.3 million, as compared to December 31, 2003, to $236.8 million at September 30, 2004. This increase occurred due to the purchase of mortgage backed securities, primarily collateralized mortgage obligations and pooling of Small Business Administration ("SBA") securities at Matrix Bank, which offset repayments on existing securities.

Richard V. Schmitz, Chairman and Co-CEO, commented, "We are pleased with our performance for the quarter ended September 30, 2004. The sale of the majority interest in Matrix Asset Management, effective as of September 1, 2004, provided a substantial financial gain for the quarter, which when combined with other cash flow generated during the period, allowed us to retire debt and replace existing debt at lower prevailing rates. We were also pleased with our ability to retain a minority interest in Matrix Asset Management, which we believe will provide us the benefits of its growth and upside potential."

D. Mark Spencer, President and Co-CEO, continued, "As we previously reported, the Bankruptcy Trustee for the Island Mortgage bankruptcy estate had made an approximate $6.1 million avoidable preference claim against Matrix Bank related to mortgage loans slated to be purchased by Matrix Bank from Island Mortgage but which never closed and funded prior to the bankruptcy filing. In October 2004, we reached an agreement in principal with the Trustee to settle all claims of the Trustee related to this matter for approximately $3.6 million, subject to negotiation and execution of a mutually acceptable definitive agreement and approval of the settlement by the Bankruptcy Court. The approximate $3.0 million accrual made during the quarter fully reserves the amount necessary to satisfy the settlement contemplated by the agreement in principal reached with the Trustee. Absent the litigation loss, we experienced continued strong performance from the operations of Matrix Bank, as well as strong performance from our servicing brokerage and consulting business line."

Mr. Spencer also noted, "Regulatory approval was received for the previously announced sale of Matrix Bank's retail branch in Sun City, Arizona, which closed on November 1, 2004. The sale included approximately $100.0 million of deposits, as well as the real estate and fixed assets associated with the branch. We anticipate that the sale will have a favorable impact on Matrix Bank from an earnings and operational standpoint, will have limited impact on the liquidity of Matrix Bank, and will allow Matrix Bank to reduce costs associated with the operations of our retail branch locations. The sale of the branch is in line with the strategic goals of our Company."

Mr. Spencer continued, "We continue to experience accelerated runoff of our mortgage servicing portfolio, despite the Federal Reserve interest rate increases that began in late June. The interest rate environment and other factors caused us to record a $500 thousand mortgage servicing rights impairment for the quarter ended September 30, 2004. As noted during the second quarter of 2004, we made the decision to outsource the servicing function of our servicing portfolio to a sub-servicer, which is currently in process, and it is anticipated that outsourcing the servicing function will allow us to lower our overall cost structure and convert a significant component of the servicing cost to more of a variable cost versus the fixed overhead that is associated with maintaining our servicing platform."

                              Financial Highlights

Net interest income before provision for loan and valuation losses totaled $10.6 million for the quarter ended September 30, 2004, as compared to $10.3 million for the quarter ended September 30, 2003. Net interest income before provision for loan and valuation losses totaled $31.2 million for the nine months ended September 30, 2004, as compared to $31.7 million for the nine months ended September 30, 2003. The Company's net interest margin decreased to 2.58% and 2.69% for the quarter and nine months ended September 30, 2004, respectively, as compared to 2.84% and 2.89% for the quarter and nine months ended September 30, 2003, respectively. The change in the net interest margin can be attributed primarily to a decrease in the average rate earned on average interest-earning assets to 4.61% and 4.67% for the quarter and nine months ended September 30, 2004, respectively, as compared to 4.98% and 5.13% for the quarter and nine months ended September 30, 2003, respectively. The average balance of interest-earning assets was $1.64 billion and $1.55 billion for the quarter and nine months ended September 30, 2004, as compared to $1.45 billion and $1.46 billion for the quarter and nine months ended September 30, 2003. The increase in the average balances as compared to prior year periods reduces the financial impact of the decrease in the rate earned. The effects of the decrease in average rate earned was also partially offset by a decrease in the rate on interest-bearing liabilities to 2.26% and 2.21% for the quarter and nine months ended September 30, 2004, respectively, as compared to 2.39% and 2.57% for the quarter and nine months ended September 30, 2003, respectively. The average balance of interest-bearing liabilities increased to $1.48 billion and $1.39 billion for the quarter and nine months ended September 30, 2004, respectively, as compared to $1.30 billion and $1.27 billion for the quarter and nine months ended September 30, 2003, which partially offsets the financial benefit of the decrease in the rate paid. Both the decrease in the yield on interest-earning assets and the cost of the interest-bearing liabilities are attributable to the continued low interest rate environment. The drop in yield on interest-earning assets can also be attributed to the sale of the production platform in the third quarter of 2003, as the yields in 2003 included a higher percentage of fixed rate loans related to our origination activities. Subsequent to the sale of the production platform, the fixed rate loans have been replaced by lower yielding adjustable rate and shorter-term fixed rate loans.

The provision for loan and valuation losses was $540 thousand for the quarter ended September 30, 2004 and $2.3 million for the nine months ended September 30, 2004, as compared to $1.1 million for the quarter ended September 30, 2003 and $2.7 million for the nine months ended September 30, 2003. The decrease in the provision was due to the inclusion in the prior year of additional reserves recorded at Matrix Financial and Matrix Bank at levels that are not present in the periods ending September 30, 2004 as nonperforming assets are declining at both entities.

Noninterest income was $26.3 million and $62.2 million for the quarter and nine months ended September 30, 2004 as compared to $14.8 million and $53.7 million for the quarter and nine months ended September 30, 2003. Noninterest income for the quarter ended September 30, 2004 includes the $13.5 million pre-tax gain on sale of substantially all of the assets representing the business of Matrix Asset Management. Noninterest income for the nine months ended September 30, 2004 also includes a $5.1 million gain on the sale of the Las Cruces branches by Matrix Bank, which occurred in the second quarter of 2004. Absent the gains on sale of other assets, noninterest income both the quarter and nine months ended September 30, 2004 declined due primarily to lower loan administration income of $1.6 million to $3.5 million for the quarter ended September 30, 2004 and $5.0 million to $11.9 million for the nine months ended September 30, 2004 as compared to the same periods of 2003, due to approximately 39% lower average balance in our servicing portfolio on which fees are generated, and decreases in gain on sales of loans and securities as compared to the same periods of 2003 of approximately $3.1 million to $1.4 million for the quarter ended September 30, 2004 and $8.0 million to $4.4 million for the nine months ended September 30, 2004. The decline is due to marketplace conditions that caused a decrease in the volume of sales of single-family mortgage loans from our loan and servicing portfolios, and a decrease in sales of loans from our SBA loan portfolio. The decline in the gain on sale of loans and securities is partially offset by increases in other noninterest income that in 2003 included losses from derivatives used to hedge the mortgage servicing asset.

Noninterest expense was $25.0 million and $72.6 million for the quarter and nine months ended September 30, 2004, as compared to $23.9 million and $86.8 million for the quarter and nine months ended September 30, 2003. The fluctuations in our noninterest expense relate to the amortization and impairments/recoveries of impairments associated with our mortgage servicing asset. Amortization of mortgage servicing rights for both the quarter and nine months ended September 30, 2004 as compared to the same prior year periods, declined by $4.6 million to $3.6 million for the quarter ended September 30, 2004 and $14.7 million to $12.8 million for the nine months ended September 30, 2004, due to an overall decrease in the outstanding balance of our mortgage servicing rights asset and despite prepayment speeds that remained high at 26.6% and 28.8% for the quarter and nine months ended September 30, 2004. We recognized impairment on mortgage servicing rights during the quarter ended September 30, 2004 of $500 thousand, as compared to a recovery of impairment of $5.1 million for the quarter ended September 30, 2003. The recording of the impairment charge is primarily due to the drop in interest rates during the quarter. There is a decrease of $140 thousand and $590 thousand for the quarter and nine months ended September 30, 2004 as compared to the same periods of 2003 in compensation and benefits expense to $8.2 million for the quarter ended September 30, 2004 and $25.9 million for the nine month period ended September 30, 2004. This decrease is due to the overall decrease in the number of employees at the Company, which have been reduced with the Matrix Bank branch sale and the transition of servicing to a sub-servicer at Matrix Financial. Other general and administrative expenses for the periods ended September 30, 2004 include the $3.0 million litigation accrual at Matrix Bank. Finally, for the quarter and nine months ended September 30, 2004 we have increases of $670 thousand and $500 thousand, respectively, in repurchase reserves and write-offs of receivables included in other general and administrative expenses due primarily to loans repurchased through representation and warranty provisions related to our discontinued mortgage loan origination business line.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in the annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except share information)

                                                           September 30,   December 31,
                                                               2004            2003
                                                            ----------      ----------
ASSETS                                                     (Unaudited)
Cash and cash equivalents                                   $   49,567      $   32,538
Interest-earning deposits and federal funds sold                 3,988           1,972
Investment securities                                          236,777         152,508
Loans held for sale, net                                     1,132,032         999,454
Loans held for investment, net                                 289,099         344,802
Mortgage servicing rights, net                                  29,416          39,744
Other receivables                                               32,762          43,884
FHLBank stock, at cost                                          33,164          30,682
Foreclosed real estate                                           4,810           8,538
Premises and equipment, net                                     20,694          24,981
Bank owned life insurance                                       21,341          20,613
Other assets, net                                               23,686          24,208
                                                            ----------      ----------

   Total assets                                             $1,877,336      $1,723,924
                                                            ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits                                                    $  978,440      $  974,059
Custodial escrow balances                                       75,189          85,466
FHLBank borrowings                                             601,140         458,204
Borrowed money                                                  32,959          47,970
Junior subordinated debentures owed to
  unconsolidated subsidiary trusts                              76,835          66,525
Other liabilities                                               25,081          18,508
Income taxes payable and deferred income tax liability           5,634           3,508
                                                            ----------      ----------

   Total liabilities                                         1,795,278       1,654,240

Shareholders' equity:
Common stock, $0.0001 par value                                      1               1
Additional paid-in capital                                      20,625          20,615
Retained earnings                                               61,136          48,859
Accumulated other comprehensive income                             296             209
                                                            ----------      ----------

   Total shareholders' equity                                   82,058          69,684
                                                            ----------      ----------

   Total liabilities and shareholders' equity               $1,877,336      $1,723,924
                                                            ==========      ==========

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except share information)
                                   (unaudited)

                                                           Quarter Ended         Nine Months Ended
                                                           September 30,           September 30,
                                                       --------------------     ---------------------
                                                         2004        2003         2004         2003
                                                       --------    --------     --------     --------
Interest and dividend income:
  Loans and securities                                 $ 18,664    $ 17,846     $ 53,521     $ 55,532
  Interest-earning deposits                                 262         237          724          764
                                                       --------    --------     --------     --------
    Total interest and dividend income                   18,926      18,083       54,245       56,296

Interest expense:
  Deposits                                                2,681       3,200        7,686       10,664
  Borrowed money and junior subordinated debentures       5,659       4,588       15,338       13,889
                                                       --------    --------     --------     --------
    Total interest expense                                8,340       7,788       23,024       24,553

Net interest income before provision for loan and        10,586      10,295       31,221       31,743
valuation losses
Provision for loan and valuation losses                     543       1,114        2,288        2,651
                                                       --------    --------     --------     --------
Net interest income after provision for loan and         10,043       9,181       28,933       29,092
valuation losses

Noninterest income:
  Loan administration                                     3,549       5,174       11,944       16,975
  Brokerage                                               2,427       2,298        7,886        7,522
  Trust services                                          1,927       1,680        5,765        4,977
  Real estate disposition services                        1,985       1,786        7,451        4,608
  Gain on sale of loans and securities                    1,398       4,478        4,367       12,355
  Gain on sale of other assets                           13,500           -       18,588            -
  School Services                                           810         520        2,279        1,785
  Other                                                     737      (1,153)       3,945        5,432
                                                       --------    --------     --------     --------
    Total noninterest income                             26,333      14,783       62,225       53,654

Noninterest expense:
  Compensation and employee benefits                      8,203       8,338       25,950       26,541
  Amortization of mortgage servicing rights               3,615       8,263       12,779       27,517
  Occupancy and equipment                                 1,530       1,575        4,651        4,568
  Postage and communication                                 511         572        1,630        1,881
  Professional fees                                         892         557        2,535        2,381
  Data processing                                           555         689        1,814        2,114
  Impairment on (recovery of) mortgage servicing            500      (5,100)        (444)      (2,700)
rights
  Other general and administrative                        9,187       9,039       23,685       24,483
                                                       --------    --------     --------     --------
    Total noninterest expense                            24,993      23,933       72,600       86,785

Income (loss) from continuing operations before          11,383          31       18,558       (4,039)
income taxes
  Income tax provision (benefit)                          4,271        (289)       6,418       (2,391)
                                                       --------    --------     --------     --------

Income (loss) from continuing operations                  7,112         320       12,140       (1,648)

Discontinued operations:
  Income (loss) from discontinued operations, net
    of income tax provision (benefit) of $0,
    $(1,528), $89 and $1,908, respectively                   --      (2,360)         137        2,949
                                                       --------    --------     --------     --------

Net income (loss)                                      $  7,112    $ (2,040)    $ 12,277     $  1,301
                                                       ========    ========     ========     ========

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except share information)

                                                                 Quarter Ended                      Nine Months Ended
                                                                  September 30,                        September 30,
                                                          ----------------------------         ----------------------------
                                                             2004             2003                2004            2003
                                                          ------------     -----------         -----------     ------------
                                                                                    (Unaudited)
Income (loss) from continuing operations
  per share - basic                                       $      1.09      $     0.05          $     1.86      $    (0.25)
                                                          ------------     -----------         -----------     ------------

Income (loss) from continuing operations
  per share - assuming dilution                           $      1.07       $    0.05           $    1.83       $   (0.25)
                                                          ------------     -----------         -----------     ------------

Income (loss) from discontinued operations per
  share - basic                                           $         -       $  (0.36)          $     0.02      $      0.45
                                                          ------------     -----------         -----------     ------------

Income (loss) from discontinued operations per
  share - assuming dilution                               $         -       $  (0.36)           $    0.02      $      0.45
                                                          ------------     -----------         -----------     ------------

Net income (loss) per share - basic                       $      1.09       $  (0.31)          $     1.88       $     0.20
                                                          ============     ===========         ===========     ============

Net income (loss) per share - assuming dilution           $      1.07       $  (0.31)           $    1.85        $    0.20
                                                          ============     ===========         ===========     ============

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                    OPERATING RATIOS AND OTHER SELECTED DATA
                (Dollars in thousands, except share information)

                                                               Quarter Ended                           Nine Months Ended
                                                                September 30,                            September 30,
                                                       -------------------------------          -------------------------------
                                                           2004               2003                  2004                2003
                                                       -----------         -----------          -----------         -----------
                                                                                    (Unaudited)
Weighted average shares - basic                          6,520,181           6,496,554            6,519,563           6,492,959
Weighted average shares - assuming dilution              6,647,369           6,496,554            6,621,368           6,539,206
Number of shares outstanding at end of period            6,520,181           6,498,543            6,520,181           6,498,543

Average Balances
  Loans receivable                                     $ 1,384,532         $ 1,399,567          $ 1,351,524         $ 1,399,067
  Interest-earning assets                                1,641,065           1,452,174            1,549,931           1,462,329
  Total assets                                           1,854,588           1,661,228            1,767,748           1,671,982
  Interest-bearing deposits                                810,837             827,496              784,138             804,880
  FHLBank and other borrowings                             667,645             474,249              603,058             464,922
  Interest-bearing liabilities                           1,478,482           1,301,745            1,387,196           1,269,802
  Shareholders' equity                                      75,957              70,333               72,993              69,326

Operating Ratios & Other Selected Data (1)
  Return on average equity                                   37.45%            (11.60)%               22.43%               2.50%
  Net interest margin (2)                                     2.58%               2.84%                2.69%               2.89%
  Net interest margin - Matrix Capital Bank                   2.88%               2.73%                2.98%               2.93%
  Balance of servicing portfolio                       $ 2,397,162         $ 3,430,059          $ 2,397,162         $ 3,430,059
  Average prepayment rate on owned servicing                 26.60%              41.50%               28.80%              37.50%
portfolio
  Book value per share (end of period)                 $     12.59         $     10.51          $     12.59         $     10.51


Loan Performance Ratios (1)
  Net charge offs/average loans                               0.01%               0.08%                0.08%               0.21%
  Allowance for loan and valuation losses/total loans         0.76%               0.70%                0.76%               0.70%

----------

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.

(2) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.